Exhibit 99.3

Item 6. Selected Financial Data

	Years Ended December 31,
	2015	2014	2013	2012	2011(3)
	(In thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue	$263,893	$231,321	$185,139	$148,898	$117,064
Cost of revenue	130,622	104,195	95,364	80,430	63,569
Gross profit	133,271	127,126	89,775	68,468	53,495
Operating expenses:
Research and development	43,208	27,900	21,765	24,359	21,863
Sales and marketing	78,407	50,552	45,176	40,436	37,338
General and administrative	60,392	57,548	49,509	34,642	34,636
Total operating expenses	182,007	136,000	116,450	99,437	93,837
Operating loss	(48,736)	(8,874)	(26,675)	(30,969)	(40,342)
Interest and other expense, net	(12,654)	(39,006)	(15,783)	(15,702)	(14,604)
Loss from continuing operations before income taxes	(61,390)	(47,880)	(42,458)	(46,671)	(54,946)
Income tax (expense) benefit	(212)	(60)	(22)	9	11,322
Net loss from continuing operations	$(61,602)	$(47,940)	$(42,480)	$(46,662)	$(43,624)
Loss from discontinued operations, net of tax(4)	(11,918)	(3,560)	(2,494)	(5,205)	(2,207)
Net loss	$(73,520)	$(51,500)	$(44,974)	$(51,867)	$(45,831)
Net loss per share basic and diluted
Net loss from continuing operations per share	$(1.08)	$(0.86)	$(0.78)	$(0.97)	$(0.93)
Net loss from discontinued operations per share	$(0.21)	$(0.06)	$(0.05)	$(0.11)	$(0.05)
Weighted-average number of shares used in calculating net loss per share(1)	56,785,646	55,628,542	54,010,887	47,924,324	46,689,880

	As of December 31,
	2015	2014	2013	2012	2011(3)
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$122,672	$151,193	$149,727	$57,293	$93,955
Working capital	$125,605	$163,900	$155,824	$61,650	$104,640
Total assets	$275,126	$297,182	$286,541	$196,055	$218,725
Current portion of long-term debt and capital lease obligations	$5,519	$3,380	$2,637	$14,429	$—
Long-term debt and capital lease obligations(2)	$171,967	$166,283	$117,627	$101,726	$105,943
Other long-term liabilities	$3,952	$2,774	$1,943	$1,867	$2,052
Total stockholders’ equity	$34,051	$83,829	$124,597	$44,176	$82,735

(1)
In June 2011, we issued 1.2 million shares in connection with the acquisition of Neighborhood Diabetes. In January 2013, we sold 4.7 million shares of common stock to the public. In July 2014, we issued 0.3 million shares of common stock in connection with the repurchase of the 3.75% Senior Convertible Notes. See Footnote 14 to our consolidated financial statements.

(2)
In June 2008, we sold $85.0 million principal amount of 5.375% Convertible Senior Notes due June 2013 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In June 2011, we issued $143.8 million of 3.75% Convertible Notes due June 2016 and repurchased $70 million in principal of the 5.375% Notes. In June 2014, we issued $201.3 million of 2% Convertible Notes due June 2019 and repurchased $114.9 million in 3.75% Notes. In July 2014, the remaining principal balance of the 3.75% Notes were converted and the principal was settled in cash. In 2013 and 2014 we acquired $9.0 million and $1.5 million, respectively, of manufacturing equipment under capital leases. See Footnotes 5 and 6 to our consolidated financial statements.

Exhibit 99.3

(3)
On June 1, 2011, we completed the acquisition of Neighborhood Diabetes, a durable medical equipment distributor, specializing in direct to consumer sales of diabetes supplies for an aggregate purchase price of approximately $37.9 million in cash and $24.4 million in common stock. Neighborhood Diabetes supplied its customers with blood glucose testing supplies, insulin pumps, pump supplies, pharmaceuticals, and other products for the management and treatment of diabetes. Included in loss from continuing operations for the year ended December 31, 2011 is a tax benefit of approximately $11.3 million resulting from the release of an existing valuation allowance after the acquisition of Neighborhood Diabetes and the related deferred tax liabilities.

(4)	Included an impairment charge of $9.1 million related to the impairment of the Neighborhood Diabetes asset group. See Footnote 18 to our consolidated financial statements.